Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 (the “Registration Statement”) of our reports dated December 16, 2016 and May 16, 2017, relating to the financial statements and financial highlights of John Hancock Small Cap Core Fund, a series of John Hancock Investment Trust, and John Hancock Small Company Fund, a series of John Hancock Funds III, appearing in the October 31, 2016 and March 31, 2017 Annual Reports on Form N-CSR, respectively. We also consent to the references to us under the headings “Experts” and “Exhibit A - Form of Agreement and Plan of Reorganization” in the Proxy Statement/Prospectus and “Pro Forma Financial Information” in the Statement of Additional Information, which constitute parts of the Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
October 2, 2017